Exhibit 10.19

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of March 6, 2023 (the “Effective Date”) by and between AGS LLC (the “Company”), and David Lopez (the “Executive”), which amends and restates the Employment Agreement, dated as of April 28, 2014 (the “Original Agreement”) by and between PlayAGS, Inc. (f/k/a AP Gaming Holdco, Inc.), a Nevada corporation and parent entity of the Company (“Parent”) and the Executive.

WHEREAS, the parties hereto desire to amend and restate the Original Agreement to set forth the terms of the Executive’s employment with the Company in the capacity of President and Chief Executive Officer of the Company pursuant to the terms of this Agreement; and

WHEREAS, by signing below, the Executive accepts and agrees to the terms and conditions set out in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Employment Period. The term of the Executive’s employment hereunder shall commence on the Effective Date and shall continue until terminated in accordance with Section 3 below. The term of the Executive’s employment hereunder is hereinafter referred to as the “Employment Period.”

2.    Terms of Employment.

(a)    Position; Location. During the Employment Period, the Executive shall serve as President and Chief Executive Officer of the Company, and shall serve on the Board of Directors of Parent (the “Board”). During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his business attention and time to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use his reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, the Executive’s services shall be performed in the Las Vegas, Nevada area, subject to business travel at the Company’s reasonable request.

(b)    Compensation and Employee Benefits.

(i)    Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Base Salary”) of no less than $735,000, payable in accordance with the Company’s regular payroll practices. The Base Salary shall be reviewed periodically, and, if adjusted (but not below $735,000), the term “Base Salary” shall refer to such adjusted amount.

(ii)    Annual Bonus. During the Employment Period, the Executive shall be eligible to participate in the Company’s Management Incentive Plan (“Plan”) at the C-Suite level subject to the terms and conditions specified in the Plan document, with an annual target bonus of 100% of the Executive’s Base Salary. Actual annual bonus amounts shall be determined by the Board in its sole discretion. The bonus for any calendar year will be paid no later than March 30 of the subsequent calendar year. For the avoidance of doubt, except as otherwise provided herein bonus eligibility under the Plan is dependent on active employment status at the time of bonus payout.

(iii)    Other Employee Benefit Plans. During the Employment Period, the Executive shall be entitled to participate in employee benefit plans, practices, policies, and programs generally applicable to employees of the Company on the same terms applicable to similarly situated senior executives of the Company.

(iv)    Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the Company’s policies.

(v)    Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the plans, policies, programs, and practices of the Company as in effect with respect to similarly situated senior executives of the Company.

(vi)    Indemnification. During the Employment Period, the Executive shall be provided with directors and officers indemnification insurance coverage in accordance with the terms of the Company’s policies for similarly situated directors and officers as in effect from time to time (which policies may be subject to change).

3.    Termination of Employment.

(a)    Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 9(b) hereof of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 90 business days within a one-year period as a result of incapacity due to mental or physical illness which is determined to be permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

(b)    Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause or without Cause. For purposes of this Agreement, “Cause” shall mean the Executive’s termination of employment based upon any one of the following, as determined in good faith by the Board: (i) illegal fraudulent conduct; (ii) conviction of or plea of “guilty” or “no contest” to any crime constituting a felony or other crime involving dishonesty, breach of trust, moral turpitude, or physical harm to any person; (iii) a determination by the Board that the Executive’s involvement with the Company would have a negative impact on the Company’s ability to receive or retain any licenses; (iv) being found unsuitable for, or having been denied, a gaming license, or having such license revoked by a gaming regulatory authority in any jurisdiction in which the Company or any of its subsidiaries or affiliates conducts operations; (v) willful or material misrepresentation to the Company or to members of the Board relating to the business, assets, or operations of the Company; (vi) refusal to take any action that is consistent with the Executive’s obligations and responsibilities hereunder as reasonably directed by the Board, if such refusal is not cured within five days of written notice from the Board; or (vii) material breach of any agreement with the Company and its affiliates, which material breach has not been cured within 30 days of written notice from the Board.

(c)    Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean the Executive’s voluntary resignation after any of the following actions are taken by the Company or any of its subsidiaries without the Executive’s consent: (i) removal of the Executive from the office of President and Chief Executive Officer of the Company or a change in reporting lines such that the Executive no longer reports to the Board; (ii) a requirement that the Executive be based anywhere other than within 35 miles of Las Vegas, Nevada; or (iii) a notice pursuant to Section 1 hereof from the Company to the Executive of non-extension of the Employment Period; provided, however, that a termination will not be for “Good Reason” under this Section 3(c) unless the Executive shall have provided written notice to the Company of the existence of one of the conditions described in this Section 3(c) within 30 days following the initial existence of such condition, specifying in reasonable detail such condition, the Company shall have had 30 days following receipt of such written notice (the “Cure Period”) to remedy the condition, the Company shall have failed to remedy the condition constituting Good Reason during the applicable Cure Period, the Executive shall have thereafter and prior to the Date of Termination provided a Notice of Termination (as defined below) to the Company, and the Executive’s Date of Termination (as defined below) shall have occurred within 30 days following expiration of such Cure Period.

(d)    Notice of Termination. Any termination by the Company for Cause or without Cause, or by the Executive for Good Reason or without Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 9(b) hereof. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice).

(e)    Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause or without Cause, or by the Executive for or without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be (except that in the case of a termination by the Executive, the Company may in its sole discretion change any such later date to a date of its choosing between the date of such receipt and such later date), and (ii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be. Effective upon the Date of Termination, the Executive agrees to resign from the Board and from all offices and positions that he then holds with the Company and its affiliates, and agrees to execute all documentation and take all other actions necessary to effectuate such resignations.

4.    Obligations of the Company upon Termination; Change in Control.

(a)    Payments Upon a Termination of Employment. Upon a termination of the Executive’s employment for any reason, the Company shall, as soon as reasonably practicable following the termination, provide the Executive with (i) any accrued, but unpaid, portion of the Base Salary as of the date of the Executive’s termination of employment, and (ii) all other payments or benefits to which the Executive shall be entitled under the terms of any applicable Company compensation or benefit plan, program or arrangements or applicable law (collectively, the “Accrued Benefits”).

If the Company terminates the Executive’s employment without Cause or the Executive resigns for Good Reason during the Employment Period, then, in addition to the Accrued Benefits, subject to (x) the Executive’s execution of a general release of claims in a form and manner satisfactory to the Company (which must be signed by the Executive and become irrevocable on or prior to the fiftieth (50th) day following the Executive’s termination of employment) (the “Release Requirement”), and (y) the Executive’s compliance with the post-termination obligations and restrictive covenants set forth herein, the Company shall provide the Executive with the following benefits:

(i)    a cash payment equal to two (2) times the sum of (A) the Executive’s Base Salary and (B) annual target bonus, payable in accordance with the Company’s customary payroll practices during the period beginning on the Executive’s termination of employment and ending on the earlier to occur of (A) the twenty-four (24) month anniversary of the Executive’s termination of employment, and (B) the first date that the Executive violates any of the restrictive covenants contained herein (the “Severance Period”);

(ii)    continued coverage during the Severance Period (or until the Executive becomes eligible for comparable coverage under the medical health plans of a successor employer, if earlier) for the Executive and any eligible dependents under the Company’s health and welfare plans in which the Executive and any such dependents participated in immediately prior to the date of the Executive’s termination of employment, to the extent permitted thereunder and subject to any active-employee cost-sharing or similar provisions in effect for the Executive thereunder as of immediately prior to the date of the Executive’s termination of employment; provided that such coverage shall not be provided in the event the Company would be subject to any excise tax under Section 4980D of the Internal Revenue Code of 1986 (the “Code”) or other penalty or liability pursuant to the provisions of the Patient Protection and Affordable Care Act of 2010 (as amended from time to time), and in lieu of providing the coverage described above, the Company shall instead pay to the Executive a fully taxable monthly cash payment in an amount such that, after payment by the Executive of all taxes on such payment, the Executive retains an amount equal to the applicable premiums for such month, with such monthly payment being made on the last day of each month for the remainder of the Severance Period. For the avoidance of doubt, the Executive’s health benefit coverage from the Company during the Severance Period shall run concurrent with the health continuation coverage period mandated by Section 4980B of the Code; and

(iii)    pro-rated annual bonus for the year in which the Executive is terminated, based on actual performance results and payable at the same time that the Company pays all employees their annual bonuses.

(b)    Change in Control. Upon a Change in Control that occurs during the Employment Period, the Executive shall be entitled to acceleration and vesting of 100% of the Executive’s then-outstanding and unvested equity awards, subject to the Executive’s continued employment through the date of such Change in Control. For purposes of this Section 4(b), “Change in Control” shall have the meaning set forth in the PlayAGS, Inc. Omnibus Incentive Plan.

(c)    No Further Obligations. Except as otherwise provided in Sections 4(a) and 4(b) herein, upon a termination of the Executive’s employment for any reason, the Company shall have no further obligations to the Executive under this Agreement, other than for payment of Accrued Benefits.

5.    Non-exclusivity of Rights. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice, or program of or any contract or agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice, program, contract or agreement, except as explicitly modified by this Agreement. Notwithstanding the foregoing, if the Executive receives payments and benefits pursuant to Section 4 hereof, the Executive shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company and its affiliates, unless otherwise specifically provided therein in a specific reference to this Agreement.

6.    No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of any amounts payable to the Executive under Section 4(a) hereof and such amounts shall not be reduced whether or not the Executive obtains other employment.

7.    Restrictive Covenants.

(a)    Confidentiality: Work Product. During the Executive’s employment with the Company and its subsidiaries and thereafter, the Executive will not divulge, transmit or otherwise disclose (except as legally compelled by court order), directly or indirectly, any confidential knowledge or information with respect to the operations, finances, organization or employees of the Company or its affiliates or with respect to confidential or secret processes, services, techniques, customers or plans with respect to the Company and its affiliates, and the Executive will not use, directly or indirectly, any confidential information of the Company and its affiliates for the benefit of anyone other than the Company or its affiliates (provided, however, that the Executive’s employment by a subsequent employer while he still has knowledge of any such information shall not, by itself, constitute a breach of this provision, so long as he does not disclose the same to any third party). All new processes, techniques, know-how, inventions, plans, products, patents, and devices developed, made, or invented by the Executive, alone or with others, while an employee of the Company and its subsidiaries which are related to the business of the Company or its affiliates shall be and become the sole property of the Company, and the Executive hereby assigns any and all rights therein or thereto to the Company. All files, records, correspondence, memoranda, notes, or other documents (including, without limitation, those in computer-readable form) or property relating or belonging to the Company and its affiliates, whether prepared by the Executive or otherwise coming into his possession in the course of the performance of his services, shall be the exclusive property of the Company and shall be delivered to the Company and not retained by the Executive (including, without limitation, any copies thereof) upon termination of employment for any reason whatsoever.

(b)    Noncompetition. While employed by the Company and its subsidiaries and for a period of 24 months thereafter (the “Restricted Period”), the Executive shall not, within any jurisdiction or marketing area in which the Company or any of its subsidiaries is doing business or intends to do business at any time during his employment with the Company and its affiliates or during the six-month period following the termination of such employment, directly or indirectly, own, manage, operate, control, consult with, be employed by, participate in the ownership, management, operation or control of, or otherwise render services to or engage in, any business that engages in any line of business conducted by the Company and its subsidiaries at any time during his employment with the Company and its affiliates or during the six-month period following the termination of such employment (each a “Competitive Business”); provided, that his ownership of securities of 2% or less of any publicly traded class of securities of a public company shall not violate this paragraph.

(c)    Nonsolicitation. During the Restricted Period, the Executive will not, directly or indirectly, (i) solicit for employment any individual who is then an employee of the Company or its subsidiaries or who was an employee of the Company or its subsidiaries within the previous 12 months (a “Covered Employee”), or (ii) contract for, hire, or employ any Covered Employee earning at least $100,000 in annualized base compensation as of the Covered Employee’s most recent date of employment with the Company. During the Restricted Period, the Executive will also not take any action that could reasonably be expected to have the effect of encouraging or inducing any employee, representative, officer, or director of the Company or any of its subsidiaries to cease their relationship with the Company or any of its subsidiaries for any reason. In addition, during the Restricted Period, the Executive will not, with respect to providing services in a Competitive Business, solicit for business or accept the business of, any person or entity who is, or was at any time within the previous twelve months, a customer of the business conducted by the Company (or potential customer with whom the Company had initiated contact) or its affiliates.

(d)    Nondisparagement. At all times during his employment and thereafter, the Executive will refrain from all conduct, verbal or otherwise, that disparages or damages the reputation, goodwill, or standing in the community of the Company or any of its affiliates; and, at all times during his employment and thereafter, the Company and its subsidiaries will, subject to requirements of law, refrain from all conduct, verbal or otherwise, that disparages or damages the reputation, goodwill, or standing in the community of the Executive.

(e)    Representations. The Executive represents to the Company and its affiliates that, in fulfilling his duties or responsibilities to the Company and its affiliates or for any other reason, he will not disclose or disseminate any information from any of his former employers that would be considered by such former employers to be confidential information. In addition, he represents that he is not subject to any covenant not to compete that would limit his ability to fulfill his duties and responsibilities hereunder.

(f)    Remedies. The parties agree that the provisions of Sections 7(a), 7(b), 7(c) and 7(d) (the “Covenants”) have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the activities contemplated by this Agreement. The Executive acknowledges and agrees that the Covenants are reasonable in light of all of the circumstances, are sufficiently limited to protect the legitimate interests of the Company and its affiliates, impose no undue hardship on the Executive, and are not injurious to the public, and further acknowledges and agrees that the Executive’s breach of the Covenants will cause the Company irreparable harm, which cannot be adequately compensated by money damages, and that if the Company elects to prevent the Executive from breaching such provisions by obtaining an injunction against the Executive, there is a reasonable probability of the Company’s eventual success on the merits. Accordingly, notwithstanding Section 9(a) hereof, the Executive consents and agrees that if the Executive commits any such breach or threatens to commit any breach, the Company shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages. In the event that the Covenants shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, they shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action.

(g)    Acknowledgements. The Executive acknowledges and agrees that nothing in this Agreement shall prohibit the Executive from reporting possible violations of federal or state law or regulation to or otherwise cooperating with or providing information requested by any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the U.S. Equal Employment Opportunity Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. The Executive does not need the prior authorization of the Company to make any such reports or disclosures and the Executive is not required to notify the Company that the Executive has made such reports or disclosures. Notwithstanding anything to the contrary contained herein, the Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of confidential information that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s confidential information to the Executive’s attorney and use the confidential information in the court proceeding if the Executive (A) files any document containing the trade secret under seal; and (B) does not disclose the confidential information, except pursuant to court order.

(h)    Survival. The provisions of this Section 7 shall survive termination of the Employment Period for any reason.

8.    Successors.

(a)    This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

9.    Miscellaneous.

(a)    Governing Law and Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without reference to principles of conflict of laws. Subject to Section 7(f) hereof, any controversy or claim arising out of or relating to this Agreement shall be settled by final, binding and nonappealable arbitration in New York, New York. Subject to the following provisions, any such arbitration shall be conducted in accordance with the rules of the American Arbitration Association then in effect. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(b)    Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: To the most recent address on file with the Company.

If to the Company, to:

AGS LLC

6775 Edmond St, Suite 300

Las Vegas, NV 89118

Facsimile: (702) 722-6705

Attention: CLO & HR

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c)    Tax Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(d)    Section 409A. It is intended that payments and benefits made or provided under this Agreement shall comply with Section 409A of the Code, as amended (“Section 409A”) or an exemption thereto. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A to the extent necessary in order to avoid the imposition of penalty taxes on the Executive pursuant to Section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement. Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that are subject to Section 409A shall be made in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Without limiting the generality of the foregoing, to the extent required in order to comply with Section 409A, amounts and benefits to be paid or provided under Section 4(a) hereof during the period between the Executive’s termination of service with the Company and the six-month anniversary thereof, shall be paid or provided to the Executive on the first business day after the date that is six months following the date of such termination.

(e)    Section 280G. If there is a change of ownership or effective control or change in the ownership of a substantial portion of the assets of the Company (within the meaning of Section 280G of the Code) (a “280G CIC”) and any payment or benefit (including payments and benefits pursuant to this Agreement) that the Executive would receive from the Company or otherwise (“Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to the Executive, which of the following two alternative forms of payment would result in the Executive’s receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (A) payment in full of the entire amount of the Transaction Payment (a “Full Payment”), or (B) payment of only a part of the Transaction Payment so that the Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”, and the Executive shall be entitled to payment of whichever amount that shall result in a greater after-tax amount for the Executive. For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, the reduction in payments and/or benefits will occur in the following order: (1) first, reduction of cash payments, in reverse order of scheduled payment date (or if necessary, to zero), (2) then, reduction of non-cash and non-equity benefits provided to the Executive, on a pro rata basis (or if necessary, to zero) and (3) then, cancellation of the acceleration of vesting of equity award compensation in the reverse order of the date of grant of the Executive’s equity awards.

Unless the Executive and the Company otherwise agree in writing, any determination required under this section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making such determination, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.

(f)    Counterparts. This Agreement may be executed in several counterparts (including by facsimile transmission or electronic image scan (PDF)), each of which shall be deemed to be an original, but all of which together will constitute on and the same Agreement.

(g)    Whole Agreement. This Agreement, together with the attachments and documents referenced herein, supersedes any prior correspondence, documents or agreements between the parties covering the same subject matter, including, without limitation, the management employment term sheet between the Executive and the Company, dated January 27, 2014 and the Original Agreement. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

[Signature Page Follows]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, Parent has caused these presents to be executed in its name of its behalf, all as of the day and year first above written.

                                                                                         By:     /s/ David Lopez

                                                                                                  David Lopez

                                                                                        AGS LLC

                                                                                        By:    /s/ Kimo Akiona

                                                                                                  Kimo Akiona

                                                                                        Title:  CFO